UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
January 6, 2009

Rockford Corporation
(Exact name of registrant as specified in its charter)

Arizona	000-30138	86-0394353
(State or other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)
600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(480) 967-3565
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement.
     On January 6, 2009, we paid $2,000,000 in cash to purchase:
•	$2,500,000 in aggregate principal amount of our 4.5% Convertible Senior Subordinated Secured Notes due 2009 (the “Notes”), including accrued interest through the purchase date, plus

•	associated warrants (“Warrants”) to purchase 237,500 shares of our common stock.
     Prior to our purchase, the Notes and Warrants were held of record by three limited partnerships affiliated with and managed by Austin W. Marxe and David M. Greenhouse (“Marxe and Greenhouse”), including Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., and Special Situations Private Equity Fund, L.P. (the three limited partnerships, together, “Special Situations”). We paid the $2,000,000 purchase price for the Notes and Warrants to Special Situations.
     We have no material relationship with Special Situations, or Marxe and Greenhouse, other than in respect of the Notes and Warrants.
     We elected to purchase the Notes and Warrants after discussions with Special Situations about their interest in selling the Notes and Warrants at a discount from their face value. The repurchase will reduce by $500,000 the cash required to redeem the Notes at maturity and will also reduce the dilutive effect of the Notes and Warrants to our stockholders. This transaction will result in a gain in the fourth quarter of 2008.
     Upon purchase, we canceled the Notes and Warrants we acquired.
     We initially sold $12.5 million of 4.5% Convertible Senior Subordinated Secured Notes and associated warrants on June 10, 2004, to accredited investors in reliance on Regulation D under the Securities Act of 1933, as amended. These securities were sold pursuant to a Securities Purchase Agreement dated as of June 10, 2004 and as amended on November 12, 2004.
     The notes have a maturity date of June 10, 2009. After previous repurchases in 2005 and 2008, and this most recent repurchase, there remain outstanding $5,000,000 of outstanding aggregate principal amount of 4.5% Convertible Senior Subordinated Secured Notes due 2009 and warrants to purchase 534,073 shares. No amendments were made to the Indenture governing the notes or other operative agreements relating to the notes and warrants in connection with the purchase. These documents continue to govern the remaining outstanding notes and warrants. JP Morgan Securities, Inc., is the owner of the remaining outstanding notes and warrants.

     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 6, 2009

ROCKFORD CORPORATION

By:	/s/ William R. Jackson

William R. Jackson
President